EXHIBIT 10.5
SUPERVALU INC.
2007 STOCK PLAN
STOCK APPRECIATION RIGHTS AGREEMENT
     This STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of [Grant Date], which is the grant date (the “Grant Date”), by and between SUPERVALU INC., a Delaware corporation (the “Company”) and [Name], the individual whose name appears below (“Executive”).
     The Company has established the 2007 Stock Plan (the “Plan”), under which key employees of the Company and its Affiliates may be granted stock appreciation rights. Executive has been selected by the Company to receive stock appreciation rights subject to the provisions of this Agreement and the Plan. Capitalized terms that are used in this Agreement, that are not defined, shall have the meanings ascribed to them in the Plan. See Section 18 for a list of defined terms.
     In consideration of the foregoing, the Company and Executive hereby agree as follows:
1. Grant of Stock Appreciation Rights; Term. The Company hereby grants Executive the stock appreciation rights (the “SAR”) with respect to [Shares] shares (the “Shares”) of Common Stock of the Company. The grant price of the SAR is [Grant Price] per share (the “Grant Price”). The SAR is subject to the terms and conditions set forth in this Agreement, and the terms and provisions of the Plan. To accept the SAR, this Agreement must be delivered and accepted through an electronic medium in accordance with procedures established by the Company or Executive must sign and return a copy of this Agreement to the Company within sixty (60) days after the Grant Date. By so doing, Executive acknowledges receipt of this Agreement and the Plan, and represents that he or she has read and understands the same and agrees to be bound by this Agreement and terms and provisions of the Plan. A copy of the Plan is available upon Executive’s request. In the event that any provision of this Agreement is inconsistent with the terms and provisions of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
     The term of the SAR shall be for a period of seven (7) years from the Grant Date and shall terminate at the close of business on the seventh anniversary of the Grant Date (the “Expiration Date”) or such shorter period as provided for herein.
2. Vesting; Exercisability; Transferability.
a)	Except as otherwise provided in this Agreement:
i)	twenty-five percent (25%) of the SAR shall vest in four (4) equal annual installments on each of the first four anniversaries of the Grant Date; and

ii)	the vested portion of the SAR may be exercised in whole or part at any time prior to the Expiration Date.
b)	Unless otherwise determined by the Committee, the SAR shall not be transferable other than by will or the laws of descent and distribution. More particularly, the SAR may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the SAR contrary to these provisions, or the levy of any execution, attachment or similar process upon the SAR, shall be void.

3. Effect of Termination of Employment. Following the termination of Executive’s employment with the Company or an Affiliate for any of the reasons set forth below, Executive’s right to exercise the SAR, as well as that of Executive’s beneficiary or beneficiaries, shall be as follows:
a)	Voluntary or Involuntary. If Executive’s employment is terminated voluntarily or involuntarily for any reason other than retirement, death or permanent disability, Executive may exercise the SAR prior to the Expiration Date, at any time within a period of up to one (1) year after such termination of employment, to the full extent of the portion of the SAR which was vested as of the date of termination of Executive’s employment. However, the Committee may, in its sole and absolute discretion, except in the case of the termination of Executive’s employment following the occurrence of a Change in Control (as described in Section 4), during a period of seventy-five (75) days after such termination of employment and following ten (10) days’ written notice to Executive, reduce the period of time during which the SAR may be exercised to any period of time designated by the Committee, provided such period is not less than ninety (90) days following termination of Executive’s employment.

b)	Retirement. Executive shall be deemed to have retired, solely for purposes of this Agreement, in the event that Executive’s employment terminates for any reason other than death or disability and Executive is at least 55 years of age.
i)	If Executive retires and Executive has completed ten (10) or more years of service with the Company or an Affiliate, the unvested portion of the SAR shall immediately vest in full. Thereafter, Executive may exercise the SAR at any time prior to the Expiration Date, to the full extent to which the SAR was not previously exercised.

ii)	If Executive retires and Executive has completed less than ten (10) years of service with the Company or an Affiliate, Executive may exercise the SAR prior to the Expiration Date, at any time within a period of up to one (1) year after the date of Executive’s retirement, to the full extent of the portion of the SAR which was vested as of the date of Executive’s retirement.
c)	Death Prior to Age 55. If Executive’s death occurs before Executive attains the age of fifty-five (55), while Executive is employed by the Company or an Affiliate, or within three (3) months after the termination of Executive’s employment, the unvested portion of the SAR shall immediately vest in full. Thereafter, the SAR may be exercised prior to the Expiration Date, by Executive’s beneficiary(ies), or a legatee(s) under Executive’s last will, or Executive’s personal representative(s) or the distributee(s) of Executive’s estate, to the full extent to which the SAR was not previously exercised:
i)	At any time within a period of up to one (1) year after Executive’s death if Executive’s death occurs while Executive is employed, or

ii)	At any time within a period of up to one (1) year following the termination of Executive’s employment if Executive’s death occurs within three (3) months of termination of Executive’s employment.
d)	Death After Age 55. If Executive’s death occurs after Executive attains the age of fifty-five (55), while Executive is employed by the Company or an Affiliate, or within three (3) months after the termination of Executive’s employment, the unvested portion of the SAR shall immediately vest in full. Thereafter, the SAR may be exercised prior to the Expiration Date, by Executive’s beneficiary(ies), or a legatee(s) under Executive’s last will, or Executive’s personal representative(s) or the distributee(s) of Executive’s estate, to the full extent to which the SAR was not previously exercised:
i)	At any time, if Executive has completed ten (10) or more years of service with the Company or an Affiliate; or

ii)	If Executive has completed less than ten (10) years of service with the Company or an Affiliate, then at any time within a period of up to one (1) year after the date of Executive’s death if such occurs while Executive is employed, or within a period of up to one (1) year after the date of termination of Executive’s employment if Executive’s death occurs within three (3) months of termination of Executive’s employment.
e)	Disability Prior to Age 55. If Executive’s employment terminates before Executive attains the age of fifty-five (55), as a result of a permanent disability, the unvested portion of the SAR shall immediately vest in full. Thereafter, the SAR may be exercised prior to the Expiration Date, by Executive or by Executive’s personal representative(s), at any time within a period of up to one (1) year after Executive’s employment terminates due to such permanent disability, to the full extent to which the SAR was not previously exercised.

Executive shall be considered permanently disabled if Executive suffers from a medically determinable physical or mental impairment that renders Executive incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, Executive’s eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company.

f)	Disability After Age 55. If Executive’s employment terminates as a result of a permanent disability after Executive attains the age of fifty-five (55), the unvested portion of the SAR shall immediately vest in full. Thereafter, the SAR may be exercised prior to the Expiration Date, by Executive or by Executive’s personal representative(s), to the full extent to which the SAR was not previously exercised:
i)	At any time, if Executive has completed ten (10) or more years of service with the Company or an Affiliate; or

ii)	If Executive has completed less than ten (10) years of service with the Company or an Affiliate, then at any time within a period of one (1) year after Executive’s employment terminates due to such permanent disability.
Executive shall be considered permanently disabled if Executive suffers from a medically determinable physical or mental impairment that renders Executive incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, Executive’s eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company.

g)	Change in Duties/Leave of Absence. The SAR shall not be affected by any change of Executive’s duties or position or by a temporary leave of absence approved by the Company, so long as Executive continues to be an employee of the Company or of an Affiliate.
4. Change in Control.
a)	If, within two years after a Change in Control you experience an involuntary termination of employment initiated by the Company for reasons other than Cause, or a termination of employment for Good Reason, the unvested portion of the SAR shall immediately vest and the SAR shall become immediately exercisable in full and remain exercisable for one (1) year beginning on the date of your termination of employment. If the SAR is replaced pursuant to subsection (d) below, the protections and rights granted under this subsection (a) shall transfer and apply to such replacement SAR.

b)	If, in the event of a Change in Control, and to the extent the SAR is not assumed by a successor corporation (or affiliate thereto) or other successor entity or person, or replaced with an award or grant that, solely in the discretionary judgment of the Committee preserves the existing value of the SAR at the time of the Change in Control, then the unvested portion of the SAR shall immediately vest and the SAR shall become immediately exercisable in full upon the Change in Control.

c)	In the discretion of the Committee and notwithstanding subsection (b) above or any other provision, the SAR (whether or not exercisable) may be cancelled at the time of the Change in Control in exchange for cash, property or a combination thereof that is determined by the Committee to be at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of Common Stock, over the Grant Price for the SAR.

For purposes of clarification, by operation of this provision SARs that would not yield a gain at the time of the Change in Control under the aforementioned equation are subject to cancellation without consideration. Furthermore, the Committee is under no obligation to treat SARs and/or holders of SARs uniformly and has the discretionary authority to treat SARs and/or holders of SARs disparately.

d)	If in the event of a Change in Control and to the extent that this SAR is assumed by any successor corporation, affiliate thereof, person or other entity, or is replaced with awards that, solely in the discretionary judgment of the Committee preserve the existing value of this SAR at the time of the Change in Control and provide for vesting and settlement terms that are at least as favorable to you as the vesting and payout terms applicable to this SAR, then the assumed SAR or such substitute therefor shall remain outstanding and be governed by its respective terms.
5. Company Rights. If Executive exercises the SAR within six (6) months prior to or three (3) months after the date Executive’s employment with the Company or an Affiliate terminates for Cause or if Executive breaches any of the covenants contained in Section 6 below, Executive must repay to the Company the amount paid by the Company to Executive pursuant to Section 7(b) hereof as a result of the exercise of the SAR granted hereunder as more particularly described in the following paragraph.
     The Company may exercise its rights by depositing in the United States mail a written notice addressed to Executive at the latest mailing address for Executive on the records of the Company (a) within thirty (30) days following the termination of Executive’s employment for the repayment of the income realized prior to such termination, or (b) within thirty (30) days after any exercise of the SAR after Executive’s termination of employment. Within thirty (30) days after the mailing of such notice, Executive must repay to the Company the amount paid by the Company to Executive pursuant to Section 7(b) hereof as a result of the exercise of the SAR granted hereunder.
     Following the occurrence of a Change in Control, the Company shall have no right to exercise its rights as set forth in this Section 5.
6. Covenants. In consideration of benefits described elsewhere in this Agreement, and in recognition of the fact that, as a result of Executive’s employment with the Company or any of its Affiliates, Executive has had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its Affiliates, Executive agrees for the benefit of the Company and its Affiliates, and as a material condition to Executive’s receipt of benefits described elsewhere in this Agreement, as follows:
a)	Non-Disclosure of Confidential Information. Executive acknowledges that Executive will receive access or have received access to Confidential Information about the Company or its Affiliates, that this information was obtained or developed by the Company or its Affiliates at great expense and is zealously guarded by the Company and its Affiliates from unauthorized disclosure, and that Executive’s possession of this special knowledge is due solely to Executive’s employment with the Company or one or more of its Affiliates. In recognition of the foregoing, Executive will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party, any Confidential Information relating to the Company’s or any Affiliate’s business, products, services, customers, vendors or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company or its Affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Executive’s duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding and replications of such Confidential Information will remain the sole property of the Company or its Affiliate, as applicable, and must be returned to the Company or such Affiliate immediately upon termination of Executive’s employment.

b)	Return of Property. Upon termination of employment with the Company or any of its Affiliates, or at any other time at the request of the Company, Executive shall deliver to a designated Company representative all records, documents, hardware, software and all other property of the Company or its Affiliates and all copies of such property in Executive’s possession. Executive acknowledges and agrees that all such materials are the sole property of the Company or its Affiliates and that Executive will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that Executive has complied with this obligation.

c)	Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers. Executive specifically acknowledges that the Confidential Information described in Section 6(a) includes confidential data pertaining to existing and prospective customers, vendors and suppliers of the Company or its Affiliates; that such data is a valuable and unique asset of the business of the Company or its Affiliates; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, during Executive’s employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, Executive agrees that Executive will not, except on behalf of the Company or its Affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors or suppliers of the Company or its Affiliates with whom Executive had contact or about whom Executive gained Confidential Information during Executive’s employment with the Company or its Affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 6(e)(i)) or cause such customer, supplier or vendor to materially change or terminate its business or commercial relationship with the Company or its Affiliates.

d)	Non-Solicitation of Employees. Executive specifically acknowledges that the Confidential Information described in Section 6(a) also includes confidential data pertaining to employees and agents of the Company or its Affiliates, and Executive further agrees that during Executive’s employment with the Company or its Affiliates and for the twelve (12) months following termination of employment for any reason, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or its Affiliates to terminate their employment or agency with the Company or any of its Affiliates.

e)	Non-Competition. Executive covenants and agrees that during Executive’s employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, Executive will not, in any geographic market in which Executive worked on behalf of the Company or any of its Affiliates, or for which Executive had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner or in any other capacity, a business competitive with the Business of the Company. This Section 6(e) shall not apply in the event of a Change in Control as described in Section 4 above.
i)	The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services and third-party logistics, of the type provided by the Company or its Affiliates, or presented in concept to Executive by the Company or its Affiliates at any time during Executive’s employment with the Company or any of its Affiliates.

ii)	To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to one percent (1%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology or customer service.
(f)	No Disparaging Statements. Executive agrees that Executive will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.

(g)	Remedies for Breach of These Covenants. Any breach of the covenants in this Section 6 likely will cause irreparable harm to the Company or its Affiliates for which money damages could not reasonably or adequately compensate the Company or its Affiliates. Accordingly, the Company or any of its Affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and Executive consents to the issuance of such an injunction without the necessity of the Company or any such Affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to Company or any of its Affiliates for any breach by Executive of this Section 6, Executive further agrees that the Company or such Affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, Executive agrees that upon Executive’s breach of any covenant in this Section 6, the SAR, and any other unexercised stock appreciation rights issued under the Plan or any other plan of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above including the provisions articulated in Section 5.

(h)	Enforceability of These Covenants. It is further agreed and understood by Executive and the Company that if any part, term or provision of this Agreement should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Agreement shall not be affected or impaired in any way.
7. Manner of Exercise; Method of Payment; Withholding Taxes.
a)	Except as provided in Section 3, Executive cannot exercise the SAR unless at the time of exercise Executive is an employee of the Company or an Affiliate. Prior to Executive’s death, only Executive may exercise the SAR. The SAR may be exercised by delivery to the Company at its principal office, attention: Corporate Secretary, of a written notice which shall state that Executive elects to exercise the SAR as to the number of Shares specified in the notice as of the date specified in the notice.

In the event the SAR is exercised by any person other than Executive pursuant to any of the provisions of Section 3 hereof, the notice of exercise must be accompanied by appropriate proof of such person’s right to exercise the SAR.

b)	The per Share amount payable to Executive in cash upon exercise of the SAR shall be the excess, if any, of the Fair Market Value of one Share, on the date of exercise, over the Grant Price, and shall be payable only in cash and not in any Shares of Common Stock. The Company shall pay Executive the amount due upon exercise of the SAR as soon as administratively practicable after exercise, except that the Company shall withhold or collect from Executive such amounts as are required to be withheld or collected by the Company under any applicable federal, state, local or other tax laws or regulations for payroll withholding, income or other tax purposes.
8. Arbitration. You and the Company agree that any controversy, claim or dispute arising out of or relating to this Agreement or the breach of this Agreement, or arising out of or relating to your employment relationship with the Company or any of its Affiliates, or the termination of such relationship, shall be resolved by final and binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to you and the Company, except for claims by the Company relating to your alleged breach of any of the employee covenants set forth in Section 6 above. This agreement to arbitrate specifically includes, but is not limited to, discrimination claims under Title VII of the Civil Rights Act of 1964 and under state and local laws prohibiting employment discrimination. Nothing in this Section 8 shall preclude the Company from pursuing a court action to obtain a temporary restraining order or a preliminary injunction relating to the alleged breach of any of the covenants set forth in Section 6. The agreement to arbitrate shall continue in full force and effect despite the expiration or termination of your SAR or your employment relationship with the Company or any of its Affiliates. You and the Company agree that any award rendered by the arbitrator must be in writing and include the findings of fact and conclusions of law upon which it is based, shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you or the Company or any of its Affiliates had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or the law provides otherwise.
9. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the SAR such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee administering the Plan shall, in such manner as it may deem equitable, adjust any or all of the number and type of Shares (or other securities or other property) covered by the SAR and the Grant Price of the SAR.
10. Severability. In the event that any portion of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of this Agreement.
11. No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving Executive the right to be retained as an employee of the Company. In addition, the Company may at any time dismiss Executive from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

12. Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
13. Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of this Agreement.
14. No Rights of Stockholders. Neither Executive, Executive’s legal representative nor a permissible assignee of this SAR shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares.
15. No Trust or Fund Created. Neither the Plan nor this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Executive or any other person.
16. Consultation With Professional Tax and Investment Advisors. The holder of the SAR acknowledges that the grant, exercise, vesting or any payment with respect to the SAR may have tax consequences pursuant to the Code or under local, state, federal or international tax laws. The holder further acknowledges that such holder is relying solely and exclusively on the holder’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Finally, the holder understands and agrees that any and all tax consequences resulting from the SAR and its grant, exercise, vesting or any payment with respect thereto is solely and exclusively the responsibility of the holder without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse such holder for such taxes or other items.
17. Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the Company at:
P.O. Box 990
Minneapolis, MN 55440
Attention: Corporate Secretary
and in the case of you, to you at the most current address shown on your employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.
a)	Notice of Termination by Company. Any purported termination of employment of you by the Company (whether for Cause or without Cause) shall be communicated by a Notice of Termination to you. No purported termination of employment of you by the Company shall be effective without a Notice of Termination having been given.

b)	Good Reason Notice by You. Any purported termination of employment by you for Good Reason shall be communicated by a Notice of Termination to the Company. Your termination of employment will not be for Good Reason unless (i) you give the Company written notice of the event or circumstance which you claim is the basis for Good Reason within six (6) months of such event or circumstance first occurring, and (ii) the Company is given thirty (30) days from its receipt of such notice within which to cure or resolve the event or circumstance so noticed. If the circumstance is cured or resolved within said thirty (30) days, your termination of employment will not be for Good Reason.

18. Definitions. The following terms, and terms derived from the following terms, shall have the following meanings when used in the Agreement with initial capital letters unless, in the context, it would be unreasonable to do so.
a)	Cause shall mean:
i)	your continued failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or an officer of the Company which specifically identifies the manner in which the Board or the officer believes that you have not substantially performed your duties;

ii)	the conviction of, or plea of guilty or nolo contendere to, a felony or the willful engaging by you in conduct which is materially and demonstrably injurious to the Company;

iii)	your commission of a material act or material acts of personal dishonesty intended to result in your substantial personal enrichment at the expense of the Company; or

iv)	your material violation of Company policies relating to Code of Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence;
provided, however, that in no event shall Cause exist by virtue of any action taken by you (A) in compliance with express written directions of the Board, the Company’s Chief Executive Officer or the officer to whom you report or (B) in reliance upon the express written consent of the Company’s counsel.

In each case above, for a termination of employment to be for Cause, you must be provided with a Notice of Termination (as described in Section 17(a)) within six (6) months after the Company has actual knowledge of the act or omission constituting Cause. Whether a termination of employment is for Cause as provided above will be determined by the Company in its sole discretion based on all the facts and circumstances.
b)	Change in Control shall be deemed to have occurred upon any of the following events:
i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

ii)	the consummation of any merger or other business combination of the Company, sale or lease of all or substantially all of the Company’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions;

iii)	within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest); or

iv)	such other event or transaction as the Board shall determine constitutes a Change in Control.
c)	CIC Date shall mean the date on which a Change in Control occurs.

d)	Good Reason shall mean any one or more of the following events occurring during the two-year period following the CIC Date:
i)	your annual base salary is reduced below the higher of (A) the amount in effect on the CIC Date or (B) the highest amount in effect at any time thereafter;

ii)	your Target Bonus is reduced below the Target Bonus as it existed before the CIC Date;

iii)	your duties and responsibilities or the program of incentive compensation (including without limitation long term incentive plans and equity incentive programs), vacation, fringe benefits, perquisites, retirement and general insurance benefits offered to your are materially and adversely diminished in comparison to the duties and responsibilities or the program of such benefits enjoyed by you on the CIC Date; or

iv)	you are required to be based at a location more than forty-five (45) miles from the location where you were based and performed services on the CIC Date or your business travel obligations are significantly increased over those in effect immediately prior to the CIC Date;
provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company shall not, in and of itself, constitute Good Reason.

e)	Notice of Termination shall mean a written notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination of employment under the provisions so indicated.

f)	Target Bonus shall mean the target amount of bonus established under the annual bonus plan for you for the year in which the termination of employment occurs. When the context requires, it shall also mean the target amount of bonus established for any earlier or later year.
     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the date set forth in the first paragraph hereof.

COMPANY: SUPERVALU INC.
By:
Name:
Title:

EXECUTIVE:

Name:	[Name]
Title:	[Title]